FOR IMMEDIATE RELEASE

FORWARD REPORTS PASSING OF JEROME E. BALL

Atlantis, FL April 24, 2008 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, is saddened today to announce the very untimely and unexpected passing on April 22, 2008, of Jerome E. Ball, its Chairman of the Board and, until his retirement at the end of last year, its Chief Executive Officer.  Mr. Ball died following complications from surgery last week.

Douglas W. Sabra, Mr. Ball’s successor as Chief Executive Officer, said “Jerry always kept the best interests of the Company and employees at the forefront of his thoughts and actions, and this showed in the Company’s results during his tenure.  He brought professionalism to management and steered the Company through some difficult times.  From the time of my start with Forward in 2000, he was supportive of my efforts and always treated those around him with dignity and respect.  I appreciated his perspectives and wise counsel, and I will miss him greatly.  The Company will miss him.”

Jerome E. Ball became Chief Executive Officer and Vice Chairman of the Board of Forward October 1998 and became Chairman of the Board in April 1999.  He served continuously in those capacities until December 31, 2007, when he resigned his executive position while continuing as Chairman.  At the time of his death, Mr. Ball was serving as a consultant to the Company.  Before joining Forward, from 1996 until October 1998, Mr. Ball served as Chairman and Chief Executive Officer of George Arzt Communications, a full service public relations firm.  Prior to that time, Mr. Ball had been president of Balson-Hercules Group, a textile manufacturing company.

 All of the employees, directors, and support professionals of Forward offer their deepest sympathies to the Ball family.

Services for Mr. Ball will be held on April 25, 2008 at 11:45am at the Riverside Memorial Chapel, 180 West 76th Street, New York, NY 10023, (212) 362-6600.

Contact:

Forward Industries, Inc., Pompano Beach, Fla.
Douglas Sabra, Chief Executive Officer, 954-419-9544